Exhibit 99.1
CONTACT:
Ann Parker
Director of Corporate Communications
LodgeNet Interactive Corporation
605-988-1000
communications@lodgenet.com
LODGENET APPOINTS US AIRWAYS PRESIDENT SCOTT KIRBY
TO BOARD OF DIRECTORS

     SIOUX FALLS, SD, August 19, 2008 - LodgeNet Interactive Corporation (NASDAQ:LNET) today announced the addition of Scott Kirby to its Board of Directors.
     Mr. Kirby is president of US Airways, the fifth largest domestic airline offering customers 3,500 daily flights to 230 destinations in 160 countries. Prior to becoming president in 2006, Mr. Kirby served as US Airways’ executive vice president, sales and marketing, a position he had previously held at America West Airlines. In 2005, he played a critical role in the merger efforts between America West and US Airways. As president of US Airways, Mr. Kirby oversees all of the airline's operations, including flight operations, safety and regulatory compliance, maintenance, in-flight services, airport customer service and reservations. Mr. Kirby's oversight at the airline also encompasses information technology, sales and marketing, labor relations and scheduling/planning.
     “Scott Kirby is a dedicated and extremely talented executive who brings a wealth of business experience to the board, especially with regard to the unique issues of the travel industry," said Scott C. Petersen, Chairman, President and CEO of LodgeNet. "We are delighted to welcome Scott. His remarkable career and solid business skills will be a valuable addition to the LodgeNet Board of Directors.”
     Mr. Kirby joined America West in 1995 as senior director, scheduling and planning and was promoted to vice president, planning in October 1997. Kirby was named vice president, revenue management in May 1998 and senior vice president, e-business in early 2000. Prior to joining America West, Kirby worked for Sabre Decision Technologies (SDT), a subsidiary of AMR Corp, and worked at the Pentagon prior to SDT.
     Kirby earned bachelor degrees in computer science and operations research from the U.S. Air Force Academy and a Master of Science degree in operations research from George Washington University.
About LodgeNet
     LodgeNet Interactive Corporation is the leading provider of media and connectivity solutions designed to meet the unique needs of hospitality, healthcare and other guest-based businesses. LodgeNet Interactive serves more than 1.9 million hotel rooms representing 9,900 hotel properties worldwide in addition to healthcare facilities throughout the United States. The company’s services include: Interactive Television Solutions, Broadband Internet Solutions, Content Solutions, Professional Solutions and Advertising Media Solutions. LodgeNet Interactive Corporation owns and operates businesses under the industry leading brands: LodgeNet, LodgeNetRX, and The Hotel Networks. LodgeNet Interactive is listed on NASDAQ and trades under the symbol LNET. For more information, please visit www.lodgenet.com.
LodgeNet is a registered trademark of LodgeNet Interactive Corporation.
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